SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549



                                   FORM 8-K


                                CURRENT REPORT


                      PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934
         Date of Report (Date of earliest event reported)  March 30, 1998



                            ONE VALLEY BANCORP, INC.
            (Exact name of registrant as specified in its charter)



         West Virginia                 0-10042                 55-0609408
(State or other jurisdiction         Commission            (I.R.S. Employer
of incorporation or organization)    File Number)          Identification No.)



              One Valley Square, Charleston, West Virginia   25326
                    (Address of principal executive offices)
                                  (Zip Code)



                               (304) 348-7000
              (Registrant's telephone number, including area code)



                                Not applicable
   (Former name, address, and fiscal year, if changed since last report)




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                          One Valley Bancorp, Inc.

Item 5  Other Events

The merger between One Valley Bancorp, Inc., and FFVA Financial Corporation, was completed effective at the close of business on March 30, 1998, after receiving approval of the shareholders of both companies along with state and federal regulatory agencies.

One Valley exchanged 1.05 shares of One Valley's common stock, par value
$10.00 per share, for each share of FFVA 's outstanding common stock, par value $.10 per share. The merger is accounted for as a pooling-of-interests. The value of the transaction amounted to approximately $230 million based on the current market price for One Valley common stock.

As a result of the merger, One Valley has total assets of $5.5 billion and total deposits of $4.2 billion, with over $975 million of those deposits in
Virginia.   On December 31, 1997, One Valley had total assets of $4.6 billion and total deposits of $3.5 billion and FFVA had total assets of $580 million and deposits of $416 million.

With the addition of FFVA 's 12 full service banking offices, One Valley now has 78 offices in West Virginia, and 37 offices in Virginia. Beginning in June, 1998, former FFVA banking locations will operate under the name "One Valley Bank."

James L. Davidson, Jr. and James K. Candler former members of the Board of Directors of FFVA, will be elected to the Board of Directors of One Valley.

                                   SIGNATURES


Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                                            One Valley Bancorp, Inc.


DATE     March 30, 1998

                                            BY /s/ Laurance G. Jones
                                                    Laurance G. Jones
                                                   (Executive Vice President &
                                                     Chief Financial Officer)